EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

NPS Pharmaceuticals, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 33-79622, 333-17521, 333-94269, 333-124821, 333-126817 and 333-126823) on Forms S-8 and (Nos. 333-41758, 333-106770, 333-108612, 333-117219, 333-127756 and 333-131273) on Forms S-3 of NPS Pharmaceuticals, Inc. of our reports dated March 13, 2007, relating to the consolidated balance sheets of NPS Pharmaceuticals, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity (deficit) and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of NPS Pharmaceuticals, Inc.

Our report refers to a change in the method of accounting for stock-based compensation in 2006.

KPMG

Salt Lake City, Utah

March 13, 2007